EXHIBIT 23
INDEPENDENT AUDITORS' CONSENT
We consent to the incorporation by reference in Registration Statement Nos. 33-55730 and 33-33882 of Southern Electronics Corporation on Form S-8 of our reports dated August 18, 1995, appearing in and incorporated by reference in the Annual Report on Form 10-K of Southern Electronics Corporation for the year ended June 30, 1995.


DELOITTE & TOUCHE LLP


Atlanta, Georgia
September 27, 1995